                    US AIRWAYS IN TALKS ON AIRBUS A330 AIRCRAFT PAYMENTS

       ARLINGTON, Va., Feb. 20, 2003 -- US Airways, Inc. reported that it did not make certain payments due today on public debt instruments related to five Airbus A330 aircraft totaling $19.7 million. US Airways is currently in discussions with certain interested parties regarding these payments. The company anticipates reaching agreement on these payments during the 10 business-day cure period allowed for these payments.

       The company also is in discussions with the provider of its Debtor-In-Possession financing, the Retirement Systems of Alabama (RSA), regarding satisfaction of the conditions to draw the final $200 million of available financing. Specifically, the parties are discussing the final condition which requires that the company demonstrate to the reasonable satisfaction of RSA that it is likely to satisfy all of the conditions for the issuance of the Air Transportation Stabilization Board's $1 billion loan guarantee.

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